Exhibit 10.2

ADDENDUM NO. 1

to the

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

Effective: March 31, 2013

(the “Contract”)

issued to

AFFIRMATIVE INSURANCE COMPANY

Burr Ridge, Illinois

(the “Company”)

by

THE SUBSCRIBING REINSURER(S) IDENTIFIED

IN THE INTERESTS AND LIABILITIES AGREEMENT(S)

ATTACHED TO AND FORMING PART OF THE CONTRACT

(the “Reinsurer”)

RECITALS

A.	The Company and the Reinsurer entered into the Contract effective March 31, 2013.

B.	The Company provided 100% quota share reinsurance to Old American County Mutual Fire Insurance Company (“OACM”) for business produced by Affirmative Insurance Services, Inc. (“MGA”) covering policies produced by MGA up to and including December 31, 2012.

C.	The Company has ceded to the Reinsurer a portion of the risks assumed by the Company from OACM, under the terms of the Contract up to and including December 31, 2012.

D.	The Company and OACM requested that the Reinsurer assume reinsurance directly from OACM effective January 1, 2013 for business produced on and after January 1, 2013 by MGA.

E.	Effective January 1, 2013, the Reinsurer entered into a 100% quota share reinsurance agreement with OACM covering business produced by MGA (the “Underlying Agreement,” a copy of which is attached and forms part of this Addendum).

F.	The Company and the Reinsurer mutually agree that certain risks and benefits assumed by the Reinsurer pursuant to the Underlying Agreement are risks and benefits that were assumed and retained by the Company up to December 31, 2012, and the Parties intend that these risks and benefits shall continue to be retained by the Company pursuant to this Addendum.

G.	The Company and the Reinsurer hereby agree that proper consideration has been received by both parties for entering into this Addendum.

AMENDMENT

Effective March 31, 2013, the Contract shall be amended as follows:

1.	Paragraphs B, C, D and E of Article 3 – Retention and Limit – shall be deleted and replaced with the following paragraphs B, C and D:

B.	The Reinsurer shall pay to the Company the Reinsurer’s quota share of loss under the Policies for Extra Contractual Obligations and Loss in Excess of Policy Limits covered under this Contract.

C.	Notwithstanding the above, the Reinsurer’s liability shall not exceed its quota share of the following:

1.	as respects Extra Contractual Obligations, Loss in Excess of Policy Limits and losses arising from class action suits, combined, from losses occurring during any one Contract Year, an amount equal to 3.0% of Combined Net Premium Earned as respects that Contract Year.

2.	as respects Casualty business, $100,000 any one claim from Business Covered under this Contract plus such losses from Business Reinsured under the Underlying Agreement;

3.	as respects Property business, $3,000,000 any one Catastrophe Loss Occurrence for such losses from Business Covered under this Contract plus such losses from Business Reinsured under the Underlying Agreement, and, as respects all such losses occurring during any one Contract Year, an amount equal to 3.0% of Combined Net Premium Earned as respects that Contract Year;

4.	The Reinsurer’s liability for all losses shall not exceed an amount equal to 109% of Combined Net Premium Earned during any one Contract Year.

However, the Reinsurer’s respective limits for such losses hereunder, as stated above, shall be reduced by any amounts paid for such losses under the Underlying Agreement. Further, any payments in excess of such limits made by the Reinsurer under the terms of the Underlying Agreement shall be reimbursed by the Company.

D.	It is agreed that the Combined Net Premium Earned for Policies subject to this Contract and the Underlying Agreement shall not exceed a “Premium Cap” equal to $100,000,000 as respects the first Contract Year hereunder and $125,000,000 as respects each Contract Year thereafter, unless accepted and approved in writing by the Reinsurer. In the event the Premium Cap would apply as respects any Contract Year, the quota share cession under paragraph A above shall be reduced to the same proportion that the Premium Cap less ceded Net Earned Premium under the Underlying Agreement bears to the Company’s Combined Net Premium Earned for such Contract Year.

2.	Article 12 – Commission Adjustment – shall be amended to read:

A.	The provisional commission allowed the Company under this Contract and the ceding commission allowed under the Underlying Agreement shall be adjusted at the end of each Contract Year in accordance with the provisions set forth herein. The adjusted commission rate shall be calculated as follows and be applied to Combined Net Premium Earned for the Contract Year under consideration:

1.	if the ratio of Combined Losses Incurred to Combined Net Premium Earned is 72.00% or greater, the adjusted commission rate for the Contract Year under consideration shall be 22.00%;

2.	if the ratio of Combined Losses Incurred to Combined Net Premium Earned is less than 72.00%, but not less than 59.33%, the adjusted commission rate for the Contract Year under consideration shall be 22.00%, plus 100.00% of the difference in percentage points between 72.00% and the actual ratio of Combined Losses Incurred to Combined Net Premium Earned;

3.	if the ratio of Combined Losses Incurred to Combined Net Premium Earned is 59.33% or less, the adjusted commission rate for the Contract Year under consideration shall be 34.67%.

B.	Within 30 days after the end of each calendar quarter, beginning with the calendar quarter ending 12 months after the end of each Contract Year, until all losses subject to this Contract and the Underlying Agreement have been finally settled, the Company shall calculate and report the adjusted commission on Combined Net Premium Earned. Each calculation shall be based on cumulative transactions hereunder from the beginning of the Contract Year under consideration through the date of adjustment. If the adjusted commission on Combined Net Premium Earned for the Contract Year as of the date of adjustment is less than commissions previously allowed by the Reinsurer on Combined Net Premium Earned for the same Contract Year, the Company shall remit the difference to the Reinsurer with its report. However, such report and remittance shall be made by the Company to the Reinsurer starting with any quarter prior to 12 months after the end of each Contract Year if the ratio of paid Losses Incurred to Net Premiums Earned for that Contract Year exceeds 64.50%. If, for any calculation more than 24 months after expiration of each Contract Year, the adjusted commission on Combined Net Premium Earned is greater than commissions previously allowed by the Reinsurer on Combined Net Premium Earned for the same Contract Year, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company’s report.

3.	The defined term for “Contract Year” shall be amended and the following defined terms shall be added as paragraphs I and J to Article 15 – Definitions – and shall read:

C.	“Contract Year” means the nine-month period from March 31, 2013 to December 31, 2013 under this Contract and the 12-month period from January 1, 2013 to December 31, 2013 under the Underlying Agreement, and each respective 12-month period thereafter that this Contract and the Underlying Agreement continue in force shall be a separate Contract Year. If this Contract or the Underlying Agreement is terminated, however, the final Contract Year shall be from the beginning of the then current Contract Year through the date of termination.

I.	“Combined Net Premium Earned” means the sum of Net Premiums Earned under this Contract plus ceded Net Earned Premium under the Underlying Agreement.

J.	“Combined Losses Incurred” means ceded losses (including Extra Contractual Obligations and Loss in Excess of Policy Limits) paid as of the effective date of calculation, plus the ceded loss reserves outstanding, including loss incurred but not reported, as of the same date, under this Contract; plus, the ceded loss, judgments and all interest on said judgments, including Losses in Excess of Policy Limits and Extra Contractual Obligations under the Underlying Agreement, all respects each Contract Year.

4.	Article 22 – Offset – shall be amended to read:

A.	Each party to this Contract together with their successors or assigns shall have and may exercise, at any time, the right to offset any balance or balances due the other (or, if more than one, any other). Such offset may include balances due under this Contract and any other contracts or agreements heretofore or hereafter entered into between the parties regardless of whether such balances arise from premiums, losses, or otherwise, and regardless of capacity of any party, whether as assuming insurer and/or ceding insurer, under the various contracts or agreements involved, provided, however, that in the event of insolvency of a party hereto, offsets shall only be allowed in accordance with any applicable law, statute or regulation governing such offset shall apply.

B.	The Reinsurer together with its successors or assigns shall have and may exercise, at any time, the right to offset, against balances due under this Contract, any balance or balances that arise pursuant to the Underlying Agreement from the following:

1.	Net Written Premium minus Net Written Premium collected, as defined in subparagraph (2) of Article 2 – Definitions – of the Underlying Agreement;

2.	Costs associated with the appointment of a third party to administer the business in accordance with the terms and conditions of the Underlying Agreement and associated MGA Agreement, as outlined in subparagraph (5) of Article 5 – Term and Cancllation – of the Underlying Agreement;

3.	The amount of any default by the MGA to settle contingent commission adjustments, as outlined in subparagraph (3) of Article 9 – Ceding Commission, Fronting Fees and Premium Taxes – of the Underlying Agreement;

4.	Costs and assessments, as outlined in Article 16 – Assessments and Assignments – of the Underlying Agreement.

All other terms and conditions of the Contract shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Addendum to be executed by its duly authorized representative(s) this 28th day of March, in the year 2013.

AFFIRMATIVE INSURANCE COMPANY

                         /s/ Michael J. McClure

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

Quota Share Reinsurance Agreement

Number AFFIRMATIVE – 2013 – 001

Table of Contents

Article 1	Recitals

Article 2	Definitions

Article 3	Business Reinsured

Article 4	Obligatory Agreement

Article 5	Term and Cancellation

Article 6	Consideration

Article 7	Loss and Loss Adjustment Expense

Article 8	Reports and Remittances

Article 9	Ceding Commission, Fronting Fees and Premium Taxes

Article 10	Errors and Omissions

Article 11	Inspection of Records

Article 12	Offset Clause

Article 13	Arbitration

Article 14	Honorable Undertaking

Article 15	Salvage and Subrogation

Article 16	Assessments and Assignments

Article 17	Conservation, Liquidation or Insolvency

Article 18	Regulatory Matters

Article 19	Loss in Excess of Policy Limits/Extra Contractual Obligations

Article 20	Savings Clause

Article 21	Unauthorized (Non-Admitted) Reinsurance

Article 22	Federal Excise Tax

Article 23	Program Review

Article 24	Service of Suit (BRMA 49C)

Article 25	Intermediary

Article 26	Exclusions

Article 27	Miscellaneous

QUOTA SHARE REINSURANCE AGREEMENT

NUMBER AFFIRMATIVE – 2013 – 001

This Agreement is made and entered into by and between OLD AMERICAN COUNTY MUTUAL FIRE INSURANCE COMPANY (hereinafter referred to as the “Company”) and GREENLIGHT REINSURANCE LTD. (hereinafter referred to as the “Reinsurer”).

THE COMPANY AND REINSURER HEREBY AGREE AS FOLLOWS:

ARTICLE 1—RECITALS

1.1 The Company and Reinsurer hereby wish to enter into a reinsurance arrangement to indemnify the Company in respect of the liability that may accrue to the Company as a result of loss or losses under Policies issued or renewed at or after the effective time and date hereof, and classified by the Company as Private Passenger Automobile Liability and Private Passenger Automobile Physical Damage business, produced and underwritten by AFFIRMATIVE INSURANCE SERVICES, INC., Dallas, Texas (hereinafter the “MGA”), for and on behalf of the Company, subject to the terms and conditions herein contained.

1.2 The Company and Reinsurer hereby agree that the full consideration provided by the Company in exchange for the fees set forth herein, is to permit the Policies as defined herein to be issued in the name of the Company and reinsured one hundred percent (100%) under this Agreement.

1.3 It is understood and agreed that neither the Company nor the Reinsurer is obligated by any representations or warranties made by any of the parties involved in this transaction unless such representations and warranties are formally included in writing, in this Agreement.

1.4 All business reinsured hereunder shall be produced by MGA, in accordance with the terms and conditions of the MGA Agreement originally effective January 1, 2013 and any subsequent amendments or addenda (MGA Agreement) between the MGA and the Company, a copy of said Agreement is attached hereto and fully incorporated herein.

1.5 This Agreement sets forth all of the duties and obligations between the Company and the Reinsurer and supersedes any and all prior or contemporaneous or written agreements with respect to matters referred to in this Agreement. This Agreement may not be modified, amended or changed except by an agreement in writing signed by both parties.

ARTICLE 2—DEFINITIONS

2.1 “Policies” is defined as all policies, endorsements, certificates, contracts, agreements and binders of insurance issued or renewed by MGA or its designated representatives on or after the effective date of this Agreement on behalf of the Company.

2.2 “Net Written Premium” is defined as the gross premium on all original and renewal Policies written by the MGA or its designated representatives on behalf of the Company, less return premium and cancellations. “Net Earned Premium” is defined as Net Written Premium less “Net Unearned Premium” which is defined as the amount applicable to the unexpired portion of Net Written Premium. “Net Collected Premium” is the actual amount of Net Written Premium collected.

2.3 “Loss in Excess of Policy Limits” (XPL) is defined as any amount which the MGA or its designated representatives pay or would have been contractually held liable to pay on behalf of the Company had it not been for the limit of the original Policy.

2.4 “Extra Contractual Obligation” (ECO) is defined as those liabilities not covered under any other provision of this Agreement which arise from the handling of any claim on business covered hereunder, because of, but not limited to, failure by the MGA or its designated representatives on behalf of the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action. The date on which any ECO is incurred by the MGA or its representatives on behalf of the Company shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty.

2.5 “Loss Adjustment Expense” shall mean expenditures by the MGA or its designated representatives on behalf of the Company that are not part of the indemnity under the original Policy (i.e. which do not contribute to exhaustion of the original Policy limit), made in connection with the disposition of a claim, loss or legal proceeding (including investigation, negotiation, cost of bonds, court costs, statutory penalties, prejudgment interest or delayed damages, and interest on any judgment or award and legal expenses of litigation) and the MGA’s or its designated representatives’ on behalf of the Company’s defense costs and legal expenses incurred in direct connection with legal actions (including, but not limited to, Declaratory Judgment actions) brought to determine the Company’s defense and/or indemnification obligations that are allocable only to Policies and claims under Policies subject to this Contract. Any Declaratory Judgment action expenses shall be deemed to have been fully incurred on the same date as the original loss (if any) giving rise to the action. Loss Adjustment Expense does not include office and other overhead expenses, nor salaries and expenses of the Company’s or MGA’s employees.

2.6 “Prejudgment Interest” or “Delayed Damages” shall mean interest or damages added to a settlement, verdict, award or judgment based on the amount of time prior to the settlement, verdict, award or judgment whether or not made part of the settlement, verdict, award or judgment.

ARTICLE 3—BUSINESS REINSURED

3.1 The Reinsurer hereby reinsures the Company for a one hundred percent (100%) quota share reinsurance participation in respect of all liability, including, but not limited to, losses under Policies as classified by the Company in the attached Schedule of Business.

3.2 It is understood that the classes of business reinsured under this Agreement are deemed to include coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, following the provisions of the Company’s policies when they include or are deemed to include so-called “Out of State Insurance” provisions.

3.3 All insurance under this Agreement shall be subject to the same rates, terms, conditions and waivers, and to the same modifications and alterations as the respective Policies of the Company.

ARTICLE 4—OBLIGATORY AGREEMENT

4.1 The Company agrees to cede to the Reinsurer, and the Reinsurer agrees to accept from the Company, a one hundred percent (100%) quota share reinsurance participation under all Policies effective on or after the effective date hereof by the Company covering risks situated in Texas. The liability of the Reinsurer shall commence obligatorily and simultaneously with that of the Company subject to the terms, conditions and limitations set forth in this Agreement.

4.2 Business ceded hereunder shall include every original Policy, renewal or extension (whether before or after the termination of this Agreement) required by statute or by rule or regulation of the Texas Department of Insurance, or other authority having competent jurisdiction, of any policy of insurance originally ceded hereunder by the Company to the Reinsurer, unless such Policy, renewal or extension is reinsured under a subsequent reinsurance agreement.

4.3 The parties understand and intend that the MGA and the Company will agree on the rates to be charged under this program. Rate changes agreed upon by the Company, and as may be requested from time to time by the Reinsurer, shall be incorporated into the rate filing by the MGA.

ARTICLE 5—TERM AND CANCELLATION

5.1 This Agreement shall become effective 12:00:01 a.m. (Central Standard Time) on the first (1st) day of January, 2013, as respects losses arising under Policies effective on or after such date, and shall remain continuously in force until its termination, subject to the runoff provisions.

5. 2 In addition to the provisions set forth in Article 5.1 herein; this Agreement may be terminated at any time in accordance with the following terms and conditions:

a.	After thirty (30) calendar days written notice by Company to the Reinsurer, or by the Reinsurer to the Company in the event that either the Reinsurer or the Company:

(i) Is acquired and/or merged by or in any manner becomes under the control of any other company or corporation;

(ii) Changes a majority of its officers or board of directors; or

(iii) Is the subject of a filing or petition or initiation of any proceeding for supervision, rehabilitation, conservation or liquidation, or any other proceedings for the protection of the Company’s or the Reinsurer’s creditors.

b.	By the Company, immediately and automatically, without prior written notice should the Texas Department of Insurance require cancellation.

c.	After fifteen (15) calendar days written notice by the Reinsurer or the Company, in the event of breach of conditions, fraud or default by either party under the terms and conditions of the Agreement. In the event of such a breach of condition, fraud or default, the party who had committed the breach of condition, fraud or default shall be given notice of the other party’s intent to terminate, and shall be given 10 calendar days to cure the breach of condition, fraud or default.

d.	On the effective date of any termination of the MGA Agreement.

e.	By the Reinsurer at the effective date of when the Reinsurer no longer provides quota share reinsurance to Affirmative Insurance Company.

f.	By the Company or the Reinsurer at any time by providing ninety (90) calendar days written notice.

5.3 When the Agreement terminates for any reason, reinsurance hereunder shall continue to apply to the business in force at the time and date of termination until expiration or cancellation of such business. The parties understand and agree that any Policies with effective dates prior to the termination date, but issued after the termination date, are covered under this Agreement. Additionally, the reinsurance hereunder shall continue to apply as to Policies that must be issued or renewed, as a matter of state law or regulation or because an agent (appointed by the Company at the request of the Reinsurer) has not been timely canceled, or non-renewed, until the expiration dates on said Policies.

5.4 Upon termination of this Agreement for any reason, the Reinsurer and the Company shall not be relieved or released from any obligation that relate to outstanding insurance business created by or under this Agreement. The parties hereto expressly covenant and agree that they will cooperate with each other in the handling of all such run-off insurance business until all Policies have expired and all outstanding losses and Loss Adjustment Expenses have been settled.

5.5 If, for any reason, the MGA or its agent fails, or is unable, to administer the Policies reinsured hereunder (whether the Agreement is still in effect or the business is being run-off), the Company shall appoint a third party, subject to the Reinsurer’s approval, which shall not be unreasonably withheld, to administer the business in accordance with the terms and conditions of this Agreement and the MGA Agreement. Such costs shall be borne consistent with other costs of this Agreement. The Company agrees to cooperate with the Reinsurer and the third party administrator in the run-off of the business.

5.6 Notices hereunder shall be provided in accordance with Article 24.2, hereof.

ARTICLE 6—CONSIDERATION

In consideration of the acceptance by the Reinsurer of one hundred percent (100%) of the Company’s liability on insurance business reinsured hereunder, the Reinsurer is entitled to one hundred percent (100%) of the Net Written Premium plus any Unearned Net Premium as of the effective date of this Agreement produced by the MGA and/or agent on Policies reinsured less the ceding commission allowed to the Company, which includes fronting fees and premium taxes on Policies subject to reinsurance hereunder, as set forth in Article 9.

ARTICLE 7—LOSS AND LOSS ADJUSTMENT EXPENSE

7.1 All loss settlements, judgments and all interest on said judgments, including Losses in Excess of Policy Limits (XPL) and Extra Contractual Obligations (ECO) made by the Company or the Company’s designee under the terms of this Agreement, whether under strict Policy conditions or by way of compromise, shall be unconditionally binding upon the Reinsurer.

7.2 The Company has agreed that claims handling shall be accomplished by the MGA or its designated representative (“Claims Agent”) pursuant to the MGA Agreement and whose designation is subject to the Company’s and the Reinsurer’s continuing approval and shall not be inconsistent with the terms and conditions of this Agreement.

7.3 The Reinsurer’s share of losses and recoveries shall be carried into the monthly account for which provision is hereinafter made; however, when the amount of loss paid by the Company under insurance subject to this Agreement exceeds the balance due the Reinsurer pursuant to Article 8, the Reinsurer will, at the option and the demand of the Company, reimburse the Company by special remittance within five (5) business days. The Reinsurer shall retain the right to deduct from any such special remittance any overdue balance due the Reinsurer by the Company.

ARTICLE 8—REPORTS AND REMITTANCES

8.1 Within thirty-five (35) calendar days after the end of each calendar month, or as soon as practicable after receipt of this information from the MGA, the Company shall provide the Reinsurer a net monthly account of the following:

a.	Ceded net written and earned premium;

b.	Ceded net collected premium for the month;

c.	Ceding commission on net collected premium as provided in Article 9.1;

d.	Ceded losses, minus salvage and subrogation received, paid during the month;

e.	Ceded earned and unearned premium at the end of the month;

f.	Ceded outstanding losses; and

g.	Inception to date ceded uncollected premium.

8.2 The Company will immediately settle with the Reinsurer upon receipt of funds from the MGA, any and all sums due to the Reinsurer, on a Net Collected Premium basis, pursuant to this Agreement (8.1, b-c-d). The Company will remit Unearned Net Premium as of the effective date of this Agreement to the Reinsurer within five (5) days of executing this Agreement.

8.3 The Reinsurer shall remit balances due directly to the Company via wire transfer within five (5) business days after receipt and verification of the monthly account, or as soon as commercially feasible if the net monthly account results in an amount due to the Company, or if during the month, there are no funds to pay losses, and the Company submits additional reports reflecting an amount due to the Company.

8.4 Failure by the Company to provide the monthly net accounts specified in Article 8.1 shall not excuse the Reinsurer from any of its obligations under this Agreement.

8.5 Company shall annually furnish to the Reinsurer the following summary information paid during the year in such form as to enable the Reinsurer to record such information in its annual statement:

a.	Gross loss paid;

b.	Net Salvage

c.	Subrogation; and

d.	Adjusting expenses.

ARTICLE 9—CEDING COMMISSION, FRONTING FEES AND PREMIUM TAXES

9.1 The Reinsurer will allow the Company a Ceding Commission of twenty-nine and one half percent (29.5%), which includes fronting fees and taxes, and which shall be calculated on the basis of all Net Written Premium reinsured hereunder.

9.2 The Company will be liable for remitting state premium taxes based on Net Written Premium and net Policy fees charged. If service fees charged on any Policy covered by this Agreement are deemed taxable for premium tax purposes, then such service fees should be added to the Net Written Premium and net Policy fees charged to determine the amount subject to premium taxes and fronting fees. .

9.3 The Company may pay a contingent commission based upon the terms of the MGA Agreement. Accordingly, if such amounts flow through the Company, the Company agrees to forward such amounts to the other party. Moreover, the MGA shall be required to return any contingent commission in excess of any commissions actually earned. In the event that the MGA defaults on its obligation to settle contingent commission adjustments, the Reinsurer shall remain fully liable to the Company for all amounts otherwise due, and shall independently seek recovery from the MGA. The Reinsurer acknowledges that the Company is not responsible for any contingent commission adjustment.

ARTICLE 10—ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 11—INSPECTION OF RECORDS

11.1 All records pertaining to Policies issued on behalf of the Company subject to this Agreement shall be made available, upon providing five (5) business days advance written notice, to the Reinsurer or their representative or any duly appointed examiner for any State within the United States; and these records shall be kept in the State of Texas. The Reinsurer’s access to any records is conditioned, however, upon the Reinsurer’s fulfillment of its obligation to pay all undisputed amounts billed by the Company in a timely manner. Further, any refusal or delay by the Company in permitting the Reinsurer access to or inspection of records shall not excuse the Reinsurer’s other obligations under this Agreement. Notwithstanding the foregoing, the Reinsurer is authorized to maintain duplicate working files of all such records outside the State of Texas.

11.2 The Company and the Reinsurer agree that neither will destroy any such records in their possession without the prior written approval of the other, except that the Company shall not be required to retain files longer than required by the guidelines set by the Texas Department of Insurance.

ARTICLE 12—OFFSET CLAUSE

12.1 The Company or the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement, with the exception of settling balances due to either the Reinsurer or the MGA from contingent commissions as set forth in Article 9.3. The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums or losses or otherwise.

12.2 The Reinsurer and the Company shall not offset obligations arising under this Agreement with obligations arising under any other agreement except to the extent permitted under state law and/or regulations.

ARTICLE 13—ARBITRATION

13.1 Unless both parties mutually agree to waive arbitration with respect to a particular dispute, the parties to this Contract hereby agree that binding arbitration shall be the sole remedy for any and all dispute(s) arising between them with reference to any transactions, terms, or conditions under this Contract including its formation and validity. Arbitration proceedings brought hereunder shall be referred for final determination to the majority decision of a Panel of three disinterested arbitrators. Notice of demand for arbitration shall be made in writing and shall be served via certified or registered mail, return receipt requested, on the Respondent to the Arbitration at the Respondent’s current address. The notice requesting arbitration shall identify the contract(s) involved in the dispute, the issues to be resolved in the view of the Petitioner, and the arbitrator selected by the Petitioner.

13.2 The Respondent shall appoint an arbitrator within 30 calendar days of receiving a request by the Petitioner in writing and served via certified or registered mail, return receipt requested, to do so. At the same time as the appointment, the Respondent shall identify in writing any issues which in its view must be resolved in the arbitration proceeding and which were not identified by the Petitioner. If the Respondent fails to appoint its arbitrator within 30 calendar days of being requested to do so, in writing, by the Petitioner, the Petitioner shall have the right to appoint the second arbitrator. Within 30 calendar days after their appointment, the two arbitrators so chosen shall select a third arbitrator to act as umpire. If the two arbitrators do not agree as to the selection of a third arbitrator within 60 calendar days after their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the federal district court in Dallas County, Texas.

13.3 Each arbitrator shall be a disinterested, active, or retired official or officer of an insurance or reinsurance company, not under the control or management of either party to this Contract.

13.4 Within 30 calendar days after notice of appointment of all arbitrators, the Petitioner and the Respondent shall each submit a statement of position to the Panel.

13.5 Within 60 calendar days after notice of appointment of all arbitrators, each party shall provide the other with all books, records, and/or other documents relating to this agreement that are not otherwise protected from disclosure by either the work-product or attorney client privilege. For the purposes of this Article, the term “document” shall include electronic documents, including e-mails.

13.6 Within 30 calendar days following the exchange of documents, the Petitioner and the Respondent shall submit pre-hearing briefs to the Panel.

13.7 Unless some other location is mutually agreeable to the parties, arbitration proceedings shall take place within Dallas County, Texas. Arbitration shall commence as soon as practicable but in no event longer than 120 calendar days after selection of the third arbitrator with notice thereof to the parties. The specific time and site of arbitration shall be promptly agreed to by the parties, or if no agreement is reached, then determined by the Panel.

13.8 The Panel shall be relieved from applying the strict rules of evidence and/or procedure however the Panel is not relieved from applying the terms of this Agreement. Should either party fail to appear at an arbitration and/or fail to furnish the Panel with any subpoenaed papers or information, the Panel is empowered to proceed ex parte. The Panel shall make its award within 60 calendar days following the close of the hearing. The majority decision of the Panel shall be final and binding upon the parties and shall be reduced to a written award, which may include factual findings, and shall be signed by any two of the three arbitrators, dated and delivered overnight to the parties. The Panel may award pre-judgment and post-judgment interest, as well as the costs associated with the arbitration, including attorney’s fees, but in no case shall the authority of the Panel extend to awarding punitive or exemplary damages. Judgment may be entered upon the award by any court having jurisdiction.

13.9 Each party will bear the expense of its own arbitrator, but shall equally share with the other the expense of the third arbitrator. In the event that the two arbitrators are chosen by one party, as above provided, the expense of the two arbitrators, the third arbitrator and the arbitration shall be equally divided between the Petitioner and the Respondent.

Unless mutually agreed otherwise, a court reporter transcript shall be taken of the hearing with costs to be divided equally between the parties. The remaining costs of arbitration shall be allocated by the Panel.

13.10 The Arbitration proceeding brought hereunder, any or all provisions contained herein, and arbitration awards entered pursuant to this Article are specifically governed by, subject to and enforceable under the Federal Arbitration Act (Title 9, United States Code, Sections 1-14, as amended.)

13.11 Each party agrees that time is of the essence with respect to all terms and conditions referenced in this Article. All deadlines contained in this Article may be extended by mutual agreement of the parties, and if the Panel has been selected, the Panel’s agreement must also be obtained.

13.12 This Article shall survive the termination of this Contract.

ARTICLE 14—HONORABLE UNDERTAKING

The purposes of this Contract are not to be defeated by narrow or technical legal interpretations of its provisions. This Contract shall be construed as an honorable undertaking and should be interpreted for the purpose of giving effect to the intentions of the parties hereto.

ARTICLE 15—SALVAGE AND SUBROGATION

The Company may, in its sole discretion, pursue salvage and subrogation. The Reinsurer shall be credited with its proportional share of actual salvage or subrogation recoveries (i.e. reimbursement obtained or recoveries made by the Company), less the actual cost, excluding salaries of officials and employees of the Company, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder.

ARTICLE 16—ASSESSMENTS AND ASSIGNMENTS

The Reinsurer hereby assumes liability for any and all costs, assessments or assignments imposed as a result of Policies reinsured hereunder (whether before or after the termination of this Agreement) levied or made by a guaranty fund, insolvency fund, plan, pool, association, or other arrangement created by statute or regulation including, but not limited to, assessments levied by the Volunteer Fire Departments, TAIPA or the Texas Property & Casualty Insurance Guaranty Association.

ARTICLE 17—CONSERVATION, LIQUIDATION OR INSOLVENCY

17.1 In the event of the insolvency of the Company, the Reinsurance afforded by this Agreement shall be payable directly by the Reinsurer to the Company or its liquidator, receiver or statutory successor on the basis of the liability of the Company under the Policies, without diminution because of the insolvency of the Company, in accordance with the provisions of any State Law which may be involved except:

a.	where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company; or

b.	where the Reinsurer with the consent of the direct insured(s) has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to the payees.

17.2 In the event of the insolvency of the Company, the liquidator, receiver, or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on a Policy within a reasonable time after such claim is filed in the insolvency proceedings. During the pendency of such claim, the Reinsurer may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of the proportionate share of the benefits that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

17.3 If two (2) or more reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

17.4 As respects subject business assumed as reinsurance under this Agreement, the parties agree that if the Company has a conservator, liquidator, or receiver appointed for it, or becomes the subject of any conservation, liquidation or insolvency proceeding, and the Company is purchased and merged into another insurance entity, the acquiring insurance entity shall be substituted for the Company as payee of any reinsurance recoverable hereunder in respect of losses under Policies subject hereto, and the Reinsurer shall make payments thereof directly to the substituted insurer.

17.5 In the event the foregoing provisions apply, all the other provisions of this Agreement shall apply to the substituted insurer in the same manner as if said insurer were substituted for the Company as the reinsured party hereunder, and to the extent this Agreement reinsures such substituted insurer, coverage hereunder shall be excluded as respects the Company.

ARTICLE 18—REGULATORY MATTERS

18.1 It is the parties’ understanding that the Texas Department of Insurance views current premium due over ninety (90) calendar days past due (aged by item and effective date) from insureds or their designated representative to the Company as non-admitted assets.

18.2 The Reinsurer shall agree, at no cost to the Company, to take those actions (including, but not limited to, modifications in how funds are handled and how accounts are cleared and settled) as deemed necessary by the Company to ensure that the Company suffers no adverse impact because of this reinsurance program and is in compliance with the laws of the State of Texas and regulations promulgated by any governmental entity thereof, including the Texas Department of Insurance, insofar as this reinsurance program is concerned.

18.3 The parties acknowledge that the Company is subject to Article 5.144 of the Texas Insurance Code, which allows the Commissioner of Insurance to order refunds or discounts of premiums determined to be excessive or unfairly discriminatory. The Reinsurer agrees to be bound by any such determination by the Commissioner and to proportionately make any refund or provide any discount ordered by the Commissioner. This provision shall survive termination of this Agreement and the run-off of all policies under Article 5 of this Agreement.

ARTICLE 19—LOSS IN EXCESS OF POLICY LIMITS/EXTRA CONTRACTUAL OBLIGATIONS

19.1 This Agreement shall protect the Company for one hundred percent (100%) of any Loss in Excess of Policy Limits (XPL) and/or one hundred percent (100%) of the Extra Contractual Obligations (ECO) which shall be deemed to be a loss under the Policy involved and shall be subject to this Agreement.

19.2 Notwithstanding anything stated herein, this Agreement shall not apply to any Extra Contractual Obligation (ECO) incurred by the Company or the MGA as a result of any fraudulent and/or criminal act by any officer or director of the Company or the MGA acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

ARTICLE 20—SAVINGS CLAUSE

20.1 If any law or regulation of any Federal, State or Local Government of the United States of America, or the ruling of officials having supervision over insurance companies or any arbitration panel, should prohibit or render this Agreement or any portion thereof illegal, as to risks or properties located in the jurisdiction of such authority, either the Company or the Reinsurer may, upon written notice to the other, suspend or abrogate this Agreement insofar as it relates to risks or properties located within such jurisdiction to such extent as may be necessary to comply with such law, regulation or ruling. Such illegality shall in no way affect any other portion thereof, provided, however, that the Reinsurer or the Company may terminate or suspend this Agreement insofar as it relates to the Business to which such law or regulation may apply.

20.2 Should any portion of this Agreement be held to be unenforceable by Arbitration or any court of competent jurisdiction, the remainder of such Agreement shall be construed as if originally written without the unenforceable portion thereof, giving effect to the extent possible of the original intent of the parties hereto as expressed in such Agreement as originally written.

ARTICLE 21 – UNAUTHORIZED (NON-ADMITTED) REINSURANCE

21.1 The Company agrees, in respect of its Policies falling within the scope of the Contract, that when it files with its insurance regulatory authority, or sets up on its books liabilities as required by law, it shall forward to the Reinsurer a statement showing the proportion of such liabilities applicable to the Reinsurer. The Reinsurer hereby agrees to secure delivery to the Company, a clean, irrevocable, evergreen, unconditional letter of credit drawn on a bank that is a member of the Federal Reserve System and approved by the National Association of Insurance Commissioners, and in accordance with the rules and regulations as set forth by the Texas Department of Insurance or any other regulatory authority having jurisdiction, for an amount equal to 100% of the Reinsurer’s share of the reserves for unearned premium and outstanding losses and loss expenses, including incurred but not reported losses, less the amount of funds previously withheld for this program. The Company agrees to furnish the Reinsurer with necessary accounting data to establish the amount of such letter of credit.

Quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations for the sole purpose of amending the LOC or other method of funding, in the following manner:

1.	If the statement shows that the Reinsurer’s Obligations exceed the balance of the LOC as of the statement date, the Reinsurer shall, within 15 (fifteen) days after receipt of the statement, secure delivery to the Company of an amendment to the LOC increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, increase such funding by the amount of such difference.

2.	If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of the LOC (or that 102% of the Reinsurer’s Obligations are less than the trust account balance if funding is provided by a Trust Agreement), as of the statement date, the Company shall, within 15 (fifteen) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the LOC reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Company shall, within the time period outlined above, decrease such funding by the amount of such excess. If the Company does not comply with a request for a reduction to the funding, the Company shall reimburse the Reinsurer for all funding costs.

21.2 In the event the Reinsurer and the Company mutually agree, the Reinsurer may, instead of complying with Article 21.1, enter into a trust agreement and establish a trust account for the benefit of the Company in a bank that is a member of the Federal Reserve System, and in accordance with the rules and regulations as set forth by the Texas Department of Insurance or any other regulatory authority having jurisdiction. Such amount required to be deposited into such trust account shall be determined in accordance with Article 21.1 above.

21.3 The assets deposited in the trust account shall be valued, according to their current fair market value, and shall consist only of cash, certificates of deposit, and/or investments of the types permitted by the Texas Insurance Code, Article 5.75-1 (d), provided that such investments are issued by an institution that is not the parent, subsidiary, or affiliate of either the guarantor or the beneficiary.

21.4 The trust agreement shall further require that all settlements of account between the Company and the Reinsurer be made in cash or its equivalent.

21.5 The Reinsurer and the Company hereby agree that the assets in the trust account established pursuant to this Agreement may be withdrawn by the Company at any time, notwithstanding any other provisions in this Agreement. Such withdrawals shall be utilized and applied by the Company or its successors in interest by operation of law, including without limitation any liquidator, rehabilitator, receiver, or conservator of such Company, without diminution because of insolvency on the part of the Company or the Reinsurer, only for the following purposes:

a.	to reimburse the Company for the Reinsurer’s share of premiums returned to the owners of Policies reinsured under this Agreement on account of cancellations of such Policies; or

b.	to reimburse the Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Company pursuant to the provisions of the Policies reinsured under this Agreement; or

c.	in the event of notice of termination of the trust, to fund an account with the Company in an amount at least equal to the Reinsurer’s share of reserves described in Article 21.1 above; or

d.	to pay any other amounts due the Company under this Agreement.

ARTICLE 22—FEDERAL EXCISE TAX

If the Reinsurer is subject to Federal Excise Tax, the Reinsurer agrees to allow, for the purpose of paying the Tax, the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code), to be deducted from the premium payable hereon, but only to the extent such premium is subject to Federal Excise Tax. In the event of any return of premium becoming due hereunder, the Reinsurer shall deduct the applicable percentage of the premium from the amount of the return, and the Company or its agent should take steps to recover the Tax from the U.S. Government. As respects premiums ceded to the Reinsurer under this Agreement, the Reinsurer agrees to comply with United States Internal Revenue Service Ruling 2008-15 (or any modification thereof) and agree to indemnify the Company for any liability, expense, interest or penalty it may incur by reason of the Reinsurer’s breach of this Article.

ARTICLE 23—PROGRAM REVIEW

The Reinsurer acknowledges that it has been afforded the opportunity to review the records of the Company and its MGA including but not limited to rate levels, rate filings, underwriting guidelines and claims handling. Although the Company may perform reviews as well, it is understood that the participation of the Reinsurer on this contract is based upon its continuing due diligence and not based upon due diligence performed by the Company. The Company shall not be responsible for monitoring the MGA, and any acts or omissions of the MGA will not serve to relieve the Reinsurer of its obligations under this Agreement.

ARTICLE 24—SERVICE OF SUIT (BRMA 49C)

24.1 It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Further, nothing in this Article should be construed as abrogating the requirements set forth in Article 13 that the parties must submit all disputes to binding arbitration.

24.2 Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

ARTICLE 25—INTERMEDIARY

Neither party hereto has utilized the services of a Reinsurance Intermediary for any actions taken with regard to the negotiation, drafting, and/or execution of this Agreement.

ARTICLE 26 – EXCLUSIONS

26.1 This Contract shall not cover and specifically excludes:

1.	Loss or damage that is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority. This War Exclusion Clause shall not, however, apply to interests which at time of loss or damage are within the territorial limits of the United States of America (comprising the fifty States of the Union, the District of Columbia, and including bridges between the U.S.A. and Mexico provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under Policies containing a standard war or hostilities or warlike operations exclusion clause.

2.	Business excluded by the following attached Nuclear Incident Exclusion Clauses:

a.	Nuclear Incident Exclusion Clauses—Liability—Reinsurance—U.S.A.;

b.	Nuclear Incident Exclusion Clauses—Physical Damage—Reinsurance—U.S.A.

3.	Pools, Associations and Syndicates, except as provided in the Assignments Article.

4.	Mortgage Impairment Insurance or other similar covers, however styled.

5.	Products Liability, Professional Malpractice Liability, Directors’ & Officers’ Liability, Securities and Exchange Commission Liability, Workers’ Compensation and Employers Liability.

6.	Loss arising out of the ownership, maintenance or use of any vehicle, the principal use of which is as:

a.	a public or livery conveyance;

b.	an emergency vehicle;

c.	a drive-yourself motor vehicle available for leasing periods of less than six months;

d.	an automobile used in speed contests and races;

e.	a motorcycle;

f.	a vehicle used in hauling goods for others;

g.	a vehicle used in hauling hazardous chemicals or radioactive substances;

h.	a vehicle operating under time constraints, including messenger or delivery service.

7.	Reinsurance assumed, except for business assumed from affiliated companies, agency reinsurance and business assumed from Texas county mutual insurance companies.

8.	Losses arising from seepage and pollution as per the Company’s original Policies and any amendments attached thereto. This exclusion will not apply, however, when the judicial entity having legal jurisdiction invalidates the Company’s pollution exclusion when such liability was intended to be excluded from coverage.

9.	Acts of Terrorism that involve the use, release, or escape of nuclear, biological or chemical materials, or directly or indirectly result in nuclear reaction or radiation or radioactive contamination; and it appears that the purpose of the terrorism was to release such materials. “Acts of Terrorism” means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

This exclusion shall not be construed to apply to loss occasioned by riots, strikes, civil commotion, vandalism or malicious damage as those terms have been interpreted by United States Courts to apply to insurance policies.

10.	Loss arising from exposure to asbestos, to the extent excluded in the Company’s Policy.

11.	Any penalties, late fees, litigation expenses, arbitration fees or costs incurred as a result of late payment of PIP benefits.

12.	Flood, when written as such.

13.	Earthquake, landslide or other earth movement, when written as such.

14.	Loss Adjustment Expenses sustained in connection with losses subject hereunder.

26.2. If the Company inadvertently issues a Policy falling within the scope of exclusion A(6) above, such Policy shall be covered hereunder, provided that the Company issues, or causes to be issued, the required notice of cancellation within 30 days after a member of the Company’s executive or managerial staff becomes aware that the Policy applies to excluded classes, unless the Company is prevented from canceling said Policy within such period by applicable statute or regulation, in which case such Policy shall be covered hereunder until the earliest date on which the Company may cancel.

26.3. Business which is beyond the terms, conditions or limitations of this Contract may be submitted to the Reinsurer for special acceptance hereunder and such business, if accepted by the Reinsurer in writing, shall be subject to all of the terms, conditions and limitations of this Contract except as modified by the special acceptance.

ARTICLE 27 – MISCELLANEOUS

27.1 This Agreement has been made and entered into in the State of Texas. This Agreement shall be governed by Texas law, without regard to conflicts of law principles.

27.2 All notices required to be given hereunder shall be deemed to have been duly given by personally delivering such notice in writing or by sending it by a delivery service or by mailing it, Certified Mail, return receipt requested, with postage prepaid. Any party may change the address to which notices and other communications hereunder are to be sent to such party by giving the other party written notice thereof in accordance with this provision.

27.3 This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, personal representatives, heirs and assigns.

27.4 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27.5 This Agreement may be amended, modified, or supplemented only by a written instrument executed by all parties hereto.

27.6 This Agreement is the entire Agreement between the parties and supersedes one and all previous agreements, written or oral, and amendments thereto.

27.7 A waiver by the Company, the Reinsurer or its designated representative of any breach or default by the other party under this Agreement shall not constitute a continuing waiver or a waiver by the Company, the Reinsurer or its designated representative of any subsequent act in breach or of default hereunder. Moreover, any such waiver must be in writing in order to be binding upon that party.

27.8	Headings used in this agreement are for reference purposes only and shall not be deemed a part of this Agreement.

The Company:		The Reinsurer:

OLD AMERICAN COUNTY MUTUAL		GREENLIGHT REINSURANCE LTD.

FIRE INSURANCE COMPANY

By:	/s/ April Findley	By:	/s/ Jim Ehman
	April Findley, President		Jim Ehman, Senior Underwriter

Date:	3/27/13	Date:	3/28/13

SCHEDULE OF BUSINESS

The Company, the Reinsurer and the MGA agree that the MGA has the authority to accept, on forms approved by the Company, any Policy, endorsement, binder, certificate, or proposal for insurance. The MGA’s authority is limited by this Schedule of Business.

Overall:

Maximum Premium Written	$30,000,000
Territory	Texas only
Maximum policy term	Twelve Month

Lines of business and maximum limits of liability

Coverage	Maximum Limits
Bodily Injury Liability	$100,000 each person
$300,000 each accident
Property Damage Liability	$100,000 each accident
Uninsured/Underinsured Motorists
Bodily Injury	$100,000 each person
$300,000 each accident
Property Damage	$100,000 each accident
Personal Injury Protection	$2,500 each person
Medical payments	$5,000 each person
Physical Damage	$70,000 each automobile

This Agreement does not apply to and specifically excludes the following:

a.	Any business not produced by MGA, or

b.	Any business not classified as private passenger automobile liability or physical damage, or

c.	Exclusions specified within this Quota Share Reinsurance Agreement.

ENDORSEMENT NO. 1

to the

INTERESTS AND LIABILITIES AGREEMENT

Effective: March 31, 2013

(the “Agreement”)

of

GREENLIGHT REINSURANCE, LTD.

(the “Subscribing Reinsurer”)

with respect to the

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

Effective: March 31, 2013

(the “Contract”)

issued to

AFFIRMATIVE INSURANCE COMPANY

Burr Ridge, Illinois

(the “Company”)

Addendum No. 1 to the Contract, as executed by the Company, shall form part of the Contract, effective March 31, 2013.

IN WITNESS WHEREOF, the Subscribing Reinsurer has caused this Endorsement to be executed by its duly authorized representative(s) as follows:

this 28th day of March, in the year 2013.

GREENLIGHT REINSURANCE, LTD.

                        /s/ Jim Ehman